Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement is made effective the 5th day of May, 2008 by and between Wynn Resorts, Limited (“Employer”) and Matt Maddox (“Employee”).

RECITALS

A.
Employer and Employee are party to that certain Employment Agreement dated as of October 1, 2005 by and between Wynn Las Vegas, LLC and Employee, subsequently assigned to Employer (the “Existing Agreement”).

B.	The parties have agreed to amend the Existing Agreement as provided herein.

Now therefore, in consideration of the above and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Duties.  Section 3 of the Existing Agreement is amended to provide that from and after March 17, 2008, Employee shall be employed as the Chief Financial Officer of Employer and shall discharge all duties attendant to that office as required by the Chief Executive Officer and the Board of Directors of Employer.

2.	Term. Section 5 of the Existing Agreement is amended to provide that the Term will expire on May 31, 2012.
3.
Base Salary.  Section 7(a) of the Existing Agreement is amended to provide that from and after April 1, 2008, Base Salary paid to Employee shall be Six Hundred Fifty Thousand Dollars ($650,000) per annum.

Other than as provided herein, the terms and conditions of the Existing Agreement are hereby ratified and confirmed.

In witness whereof, the parties hereunto set their hands this 5th day of May, 2008.

Wynn Resorts, Limited

By: /s/ Marc D. Schorr	/s/ Matt Maddox
Marc D. Schorr, Chief Operating Officer	Matt Maddox